EXHIBIT 5

                                                                January 12, 2000





Board of Directors
Hudson River Bancorp, Inc.
One Hudson City Centre
Hudson, New York  12534

Members of the Board:

         We have acted as counsel to Hudson River Bancorp, Inc. (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 714,150 shares of the Corporation's Common Stock, par value $0.01 per share (the "Common Stock"), to be offered pursuant to Hudson River Bancorp, Inc. 1998 Recognition and Retention Plan (the "Plan").

         In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan and agreements thereto, the Corporation's Certificate of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion.

         Based upon the foregoing, it is our opinion that the Common Stock covered by the Registration Statement will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued and non-assessable shares of Common Stock of the Corporation.

                                             Very truly yours,

                                             /s/ SILVER, FREEDMAN & TAFF, L.L.P.